EXHIBIT 99.1

Tenax Therapeutics Provides Update on TNX-102, TNX-103 and

TNX-201 Clinical Programs

Receives a Notice of Allowance of Multiple Patent Claims for TNX-102 (subcutaneous levosimendan)

Successfully Completes IV to Oral Transition Substudy for TNX-103 (oral levosimendan)

Plans to Initiate Phase 3 Study of TNX-201 (oral imatinib mesylate) in Pulmonary Arterial Hypertension in 2H 2022

Forms Scientific Advisory Board with Expertise in Pulmonary Vascular Disease

Morrisville, NC – January 04, 2022 -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today provided patent and clinical program updates for its two lead product candidates, TNX-103 for the treatment of pulmonary hypertension associated with left heart failure (PH-HFpEF), and TNX-201 for the treatment of pulmonary arterial hypertension (PAH).

TNX-102 Intellectual Property Update

Tenax Therapeutics has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for the subcutaneous administration of levosimendan. The patent, expected to be issued in January 2022, will provide coverage of subcutaneous administration of levosimendan for the treatment of human subjects with health conditions of any kind, and expires at the end of 2039, exclusive of any patent term extension. The patent will be eligible for term extension.

TNX-103 Program Update: Successful Completion of TNX-LVO-05 Substudy to Transition Patients from IV to Oral Levosimendan

Tenax Therapeutics announced the completion of the transition from intravenous (IV) to oral levosimendan of those patients currently enrolled in the open label extension (OLE) rollover study (TNX-LVO-05), following their enrolment in the Phase 2 HELP trial. These patients with PH-HFpEF, having previously received weekly infusions of levosimendan for up to two years, were able to transition to oral levosimendan in this substudy, to continue treatment. The substudy was designed to determine the safety and tolerability of oral levosimendan in this population, with a goal of establishing an oral dose that would maintain its efficacy. All patients currently in the OLE study successfully completed the transition substudy without any unexpected safety issues or serious drug related adverse events. In addition, the multiple measures of efficacy of oral levosimendan confirmed it was comparable to or possibly more effective than the weekly IV regimen in this group of patients.

“The results from our TNX-LVO-05 substudy are an important achievement for our TNX-103 program, taking us one step closer to developing levosimendan as a treatment for PH-HFpEF, a very serious disease without an approved drug,” said Dr. Stuart Rich, Chief Medical Officer of Tenax Therapeutics. “These patients had very advanced disease when they began receiving levosimendan two years ago, and we were not expecting to observe improvements in efficacy. The favorable response to the oral formulation speaks to the durability of drug effect and provides us with important insights as we construct our Phase 3 trial design.”

The substudy included patients currently participating in the OLE of the Phase 2 HELP trial, published in May 2021 in the Journal of the American College of Cardiology: Heart Failure. Data from the transition substudy confirms that oral levosimendan, when dosed at 3-4 mg per day, was safe, well-tolerated, and maintained the efficacy of IV levosimendan therapy in PH-HFpEF patients.

“The open label extension of the HELP trial has provided additional clinical evidence that levosimendan acts as a potassium ATP channel activator to provide a durable treatment effect, even after two years, in patients with PH-HFpEF. As a result of this discovery, we believe Tenax is now well-positioned to develop levosimendan across multiple cardiovascular and pulmonary indications,” said Christopher T. Giordano, President and Chief Executive Officer of Tenax Therapeutics. “And, with new patent protections for subcutaneous levosimendan forthcoming, we will have an even longer opportunity to develop and commercialize levosimendan.”

TNX-201 Program Update: Plan to Initiate Phase 3 trial in 2H 2022

Tenax Therapeutics has completed the pharmacokinetic (PK) assessment in healthy volunteers of TNX-201 compared to reference imatinib (GLEEVEC) and made important observations about the characteristics of the two formulations. Based on these observations, Tenax Therapeutics is modifying the TNX-201 formulation to help ensure optimal efficacy and tolerance in the upcoming Phase 3 trial. Therefore, Tenax Therapeutics anticipates starting the Phase 3 trial in PAH in 2H 2022.

In preparation for the Phase 3 trial of TNX-201, Tenax Therapeutics also announced today that it has selected a large, global CRO partner with worldwide delivery capabilities. Tenax Therapeutics’ CRO has successfully completed over 20 PAH projects, including multiple Phase 3 trials of PAH therapies. Planning efforts are underway, with KOL and site engagement expected to commence early this year.

“TNX-201 represents a potential major advancement in the treatment of patients suffering from PAH – a disease for which there are currently no disease-modifying treatment options,” said Christopher T. Giordano, President and Chief Executive Officer of Tenax Therapeutics. “We believe the short time required to optimize the TNX-201 formulation will increase our probability of success in Phase 3 and we look forward to providing additional updates on this program in the months ahead.”

Additionally, Tenax Therapeutics has formed a Scientific Advisory Board (SAB) focused on imatinib, chaired by Dr. Anna Hemnes of Vanderbilt University. The SAB also includes Dr. Robert Frantz (The Mayo Clinic), Dr. Bradley Maron (Harvard University) and Dr. John Ryan (University of Utah). These internationally renowned scientists have deep experience in clinical trials for PAH as well as translational science in pulmonary vascular disease.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has world-class scientific advisory teams, including recognized global experts in pulmonary hypertension. Tenax Therapeutics is developing a unique oral formulation of imatinib designed to minimize the gastric irritation observed in a previous Phase 3 trial of the marketed version of the therapy while assuring that the dose achieved is at the level necessary for the drug to be effective. Tenax Therapeutics expects to conduct a single pivotal trial pursuant to the 505(b)(2) pathway for regulatory approval. The Company also owns North American rights to develop and commercialize oral and subcutaneous formulations of levosimendan and has recently released detailed results from the Phase 2 HELP Study of levosimendan in Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF) at the Heart Failure Society of America (HFSA) Virtual Annual Scientific Meeting, and in the Journal of the American College of Cardiology: Heart Failure. For more information, visit www.tenaxthera.com.

About Levosimendan (TNX-102 and TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in over 60 countries for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize oral (TNX-103) and subcutaneous (TNX-102) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translated into an improvement in exercise capacity. Patients are now enrolled in the open-label transition study from weekly IV to a more convenient daily, oral regimen, TNX-103, after safe transition to this formulation. The discovery that venous dilation of the splanchnic circulation with levosimendan leads to increased exercise capacity in PH-HFpEF patients forms the basis for the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no drug therapy has ever improved exercise tolerance in patients with PH associated with HFpEF, recently referred to as the greatest unmet need in cardiovascular disease.

About Imatinib (TNX-201)

Tenax Therapeutics is developing a novel dose and unique formulation of imatinib mesylate, a kinase inhibitor that has received FDA’s orphan designation (March 2020) for the treatment of pulmonary arterial hypertension (PAH). The IMPRES trial, a previous Phase 3 trial, demonstrated that oral imatinib may produce a markedly greater, and much more durable, treatment effect on exercise tolerance, than any other available PAH treatment, alone or in combination, in those patients who were maintained on the full imatinib dose for the majority of the trial. Despite the availability of several classes of pulmonary vasodilators, no existing treatment has been shown to halt progression or induce regression of the disease. Imatinib acts on underlying cellular proliferative pathways associated with PAH and has the potential to be the first disease modifying therapy for PAH. Tenax Therapeutics intends to commence a Phase 3 trial of TNX-201 starting in 2H 2022.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; reliance on third parties, including Orion, our manufacturers and CROs; risks regarding the formulation, production, marketing and customer acceptance of our product candidates; intellectual property risks; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Mullaly

Managing Director

LifeSci Advisors, LLC

C: 617-429-3548

jmullaly@lifesciadvisors.com